As filed with the Securities and Exchange Commission on April 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALASKA SILVER CORP.

(Exact name of registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	87-4818470 (I.R.S. Employer Identification No.)
1500-1111 West Hastings St, Vancouver, British Columbia, Canada V6E 2J3 (Address of principal executive offices, including zip code)

Alaska Silver Corp. Long-Term Incentive Plan

(Full title of the plan)

Christopher “Kit” Marrs

Chief Executive Officer and President

Alaska Silver Corp.

3573 East Sunrise Dr. Suite 233

Tucson, Arizona 85718

(520) 200-1667

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Lowell Thomas

Snell & Wilmer L.L.P.

One South Church Avenue Suite 1500

Tucson, Arizona 85701

(520) 882-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Alaska Silver Corp. Long-Term Incentive Plan (the “Plan”) covered by this registration statement prepared by Alaska Silver Corp. (the “Company”) in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are available to participants without charge upon written or oral request to:

Alaska Silver Corp.

3573 East Sunrise Dr. Suite 233

Tucson, Arizona 85718

Attn: Chief Financial Officer

(520) 200-1667

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following document filed by the Company with the Commission is incorporated by reference into this registration statement and is deemed to be a part hereof from the date of filing:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 31, 2026.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items), subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in this registration statement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or a subsequently filed document incorporated by reference modifies or replaces that statement.

Item 4.	Description of Securities.

The following summary description of the Company’s capital stock is based on the provisions of the Articles of the Company (as amended, the “Articles”) and the applicable provisions of the Business Corporations Act (British Columbia) (the “BCBCA”). This description is not complete and is subject to, and qualified in its entirety by reference to, the Articles, which are incorporated by reference as an exhibit to this registration statement, and the BCBCA.

General

The Company is authorized to issue an unlimited number of subordinate voting shares without par value and an unlimited number of proportionate voting shares without par value, of which 88,749,150 subordinate voting shares were outstanding as of April 6, 2026. No proportionate voting shares were outstanding as of April 6, 2026.

Each proportionate voting share is convertible into 100 subordinate voting shares at the request of the shareholder and at the discretion of the Company. There are no limitations on the right of nonresident or foreign owners to hold or vote their subordinate voting shares or proportionate voting shares. Subject to the prior rights of the holders of any of the Company’s shares ranking in priority to the subordinate voting share or proportionate voting shares, in the event of the liquidation, dissolution or winding-up of the Company’s business or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, all the property and assets of the Company’s business available for distribution to the holders of the proportionate voting shares and subordinate voting shares will be paid or distributed to the holders on the basis that each proportionate voting share will be entitled to 100 times the amount distributed per subordinate voting share, but otherwise there is no preference or distinction among or between the proportionate voting shares and subordinate voting shares.

Subordinate Voting Shares

Holders of subordinate voting shares are entitled to receive notice of and to attend all meetings of the Company’s shareholders, except meetings at which only holders of other classes or series of shares are entitled to attend, and at all such meetings shall be entitled to one vote in respect of each subordinate voting share held. The holders of subordinate voting shares shall be entitled to receive dividends if and when declared by the Company’s board of directors (the “Board”). In the event of a take-over bid for proportionate voting shares, where such bid is not made to the holders of the subordinate voting shares, the subordinate voting shares may be converted, at the option of the holder into proportionate voting shares on the basis of 100 subordinate voting shares for each proportionate voting share, for the sole purpose of tendering such proportionate voting shares to the take-over bid.

Proportionate Voting Shares

Holders of proportionate voting shares are entitled to receive notice of and to attend all meetings of the Company’s shareholders, except meetings at which only holders of other classes or series of shares are entitled to attend, and at all such meetings shall be entitled to 100 votes in respect of each proportionate voting share held. The holders of proportionate voting shares shall be entitled to receive dividends if and when declared by the Board.

The proportionate voting shares are convertible at any time, at the option of the holder, into subordinate voting shares on the basis of 100 subordinate voting shares for each proportionate voting share upon the delivery of notice to the Company. In addition, in the event of a take-over bid for subordinate voting shares, where such bid is not made to the holders of the proportionate voting shares, the proportionate voting shares may be converted, at the option of the holder, into subordinate voting shares on the basis of 1 proportionate voting shares for each 100 subordinate voting shares, for the sole purpose of tendering such subordinate voting shares to the take-over bid.

Notwithstanding the foregoing, the Board may determine by resolution that it is no longer in the Company’s best interests that the proportionate voting shares be maintained as a separate class of shares of the Company. If so determined, all proportionate voting shares will automatically, without any action on the part of a holder, be converted into subordinate voting shares on the basis of 100 subordinate voting shares for each 1 proportionate voting share. The Company is required to issue each holder of proportionate voting shares notice of such conversion at least 20 days prior to the record date specifying the date of conversion, the number of subordinate voting shares each holder of proportionate voting shares will be issued and the address of record for such holder.

On February 11, 2026, in accordance with the Articles, the Company announced that the Board has initiated a simplification of the Company’s capital structure through the conversion of all issued and outstanding proportionate voting shares into subordinate voting shares of the Company on the basis of one hundred (100) subordinate voting shares for every one (1) proportionate voting share (the “Conversion”). The Company set the record date for the Conversion as March 9, 2026. Following the Conversion, the Company intends to re-identify its subordinate voting shares as “Common Shares” at the Company’s next annual general meeting of shareholders.

Certain Takeover Bid Requirements

Unless such offer constitutes an exempt transaction, an offer made by a person to acquire outstanding shares of a Canadian entity that, when aggregated with the offeror’s holdings (and those of persons or companies acting jointly with the offeror), would constitute 20% or more of the outstanding shares, would be subject to the take-over provisions of Canadian securities laws. The foregoing is a limited and general summary of certain aspects of applicable securities law in the provinces and territories of Canada, all in effect as of the date hereof.

In addition to the take-over bid requirements noted above, the acquisition of shares may trigger the application of additional statutory regimes including amongst others, the Investment Canada Act and the Competition Act.

This summary is not a comprehensive description of relevant or applicable considerations regarding such requirements and, accordingly, is not intended to be, and should not be interpreted as, legal advice to any prospective purchaser and no representation with respect to such requirements to any prospective purchaser is made. Prospective investors should consult their own Canadian legal advisors with respect to any questions regarding securities law in the provinces and territories of Canada.

Actions Requiring a Special Majority

Under the BCBCA, and the Articles, certain corporate actions require the approval of a special majority of shareholders, meaning holders of shares representing 66 2/3% of those votes cast in respect of a shareholder vote addressing such matter. Those items requiring the approval of a special majority generally relate to fundamental changes with respect to the Company’s business, and include amongst others, resolutions: (i) removing a director prior to the expiry of his or her term; (ii) altering the Articles; (iii) approving an amalgamation; (iv) approving a plan of arrangement; and (v) providing for a sale of all or substantially all of the Company’s assets.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s subordinate voting shares is Odyssey Trust Company, 350-409 Granville St., Vancouver, British Columbia, V6C 1T2, Canada.

Listing

The Company’s subordinate voting shares are quoted under the symbol “WAM” on the TSXV and under the symbol “WAMFF” on the OTCQX.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is subject to the provisions of Part 5, Division 5 of the BCBCA. Under Section 160 of the BCBCA, the Company may, subject to Section 163 of the BCBCA:

1.	indemnify an individual who:

•	is or was a director or officer of the Company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of the Company; or (ii) at the Company’s request, or

•	at the Company’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

2.	after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

•	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

•	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

•	“expenses” includes costs, charges, and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

•	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Company must not make such payments unless the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Company must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable under Section 160 of the BCBCA or pay the expenses of an eligible party actually and reasonably incurred in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Company was prohibited from giving the indemnity or paying the expenses by its memorandum or the Articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the expenses by its memorandum or the Articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be; or

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable under Section 160 of the BCBCA, or pay the expenses actually and reasonably incurred by the eligible party under Sections 160, 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on the application of the Company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;

•	order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

•	make any other order the court considers appropriate.

Section 165 of the BCBCA provides that the Company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

Under the Articles, and subject to the BCBCA, the Company must indemnify each person who is or was a director, alternate director or officer of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each current or former director, alternate director or officer is deemed to have contracted with the Company on the terms of the indemnity contained in the Articles.

Under the Articles, and subject to the BCBCA, the Company may agree to indemnify and may indemnify any person (including an eligible party) against eligible penalties and pay expenses incurred in connection with the performance of services by that person for the Company. The Company has entered into indemnification agreements with each of its directors and its Chief Financial Officer.

Pursuant to the Articles, the failure of an eligible party to comply with the BCBCA or the Articles does not invalidate any indemnity to which he or she is entitled under the Articles.

Despite any other provision of the Articles, the Company is not obliged to make any payment that is prohibited by the BCBCA or by court order in force at the date the payment is made.

Under the Articles, the Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

•	is or was serving as a director, alternate director or officer of the Company;

•	is or was serving as a director, alternate director or officer of any associated company; or

•	at the Company’s request, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity against any liability incurred by him or her in such equivalent position.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Page or Method of Filing

4.1	Notice of Articles	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the Commission on September 12, 2025 (File No. 333-290204))
4.2	Articles of Incorporation	Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, filed with the Commission on September 12, 2025 (File No. 333-290204))
5.1	Opinion of DuMoulin Black LLP	Filed herewith
23.1	Consent of Davidson & Company LLP, Independent Registered Public Accounting Firm	Filed herewith
23.2	Consent of DuMoulin Black LLP	Included as part of Exhibit 5.1
23.3	Consent of Qualified Person - Jack DiMarchi	Filed herewith
23.4	Consent of Qualified Person - Bruce Davis	Filed herewith
23.5	Consent of Qualified Person - Deepak Malhotra	Filed herewith
24.1	Power of Attorney	Included on the signature page hereto
99.1	Alaska Silver Corp. Long-Term Incentive Plan	Incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1, filed with the Commission on September 12, 2025 (File No. 333-290204))
107	Filing Fee Table	Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on April 13, 2026.

ALASKA SILVER CORP.

By:	/s/ Christopher “Kit” Marrs
Name:	Christopher “Kit” Marrs
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Christopher “Kit” Marrs and Darren Morgans, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher “Kit” Marrs Christopher “Kit” Marrs	Chief Executive Officer and Director (Principal Executive Officer)	April 13, 2026

/s/ Darren Morgans Darren Morgans	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 13, 2026

/s/ Nathan Brewer Nathan Brewer	Director	April 13, 2026

/s/ Susan Mitchell Susan Mitchell	Director	April 13, 2026

/s/ Kevin Nishi Kevin Nishi	Director	April 13, 2026

/s/ David Smallhouse David Smallhouse	Director	April 13, 2026